Exhibit 99.1

OncoGenex Announces Share Purchase Agreement with Lincoln Park Capital Fund, LLC

Funds to Help Further Development of Recently Re-acquired Custirsen Program

BOTHELL Wash. and VANCOUVER, British Columbia, April 30, 2015 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced that it has entered into a share purchase agreement with Lincoln Park Capital Fund, LLC pursuant to which OncoGenex may sell up to $16,000,000 of shares of common stock over the 24 month term of the Purchase Agreement. The agreement includes an initial purchase of 956,938 Series A-1 units, with each Series A-1 unit consisting of one share of common stock and a Series A-1 warrant to purchase one-quarter of one share of common stock, representing aggregate gross proceeds of $2,000,000.

Following completion of the purchase of the Series A-1 units, OncoGenex has the right, at its sole discretion, to sell up to an additional $16,000,000 worth of shares to Lincoln Park, from time to time and on such terms and conditions as are described in the Purchase Agreement. Under the terms of the Purchase Agreement, OncoGenex has control over the timing and amount of any future sale of shares subject to certain conditions, and Lincoln Park is obligated to make such purchases, if and when the Company presents Lincoln Park with a valid purchase notice.

There are no upper price limitations, negative covenants or restrictions on OncoGenex’s future financing activities. OncoGenex may terminate the Purchase Agreement at any time, at its sole discretion, without any cost or penalty. OncoGenex will issue 126,582 shares to Lincoln Park as a commitment fee for entering into the Purchase Agreement. Lincoln Park has also agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the shares.

OncoGenex intends to use the net proceeds it receives from this offering to advance its proprietary product candidates custirsen and apatorsen as well as for general corporate purposes.

The financing is being conducted pursuant to an effective shelf registration statement filed with the SEC. A prospectus supplement and the accompanying prospectus describing the terms of the financing will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of OncoGenex, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514